Exhibit 5

February 15, 2024

Bess Ventures and Advisory, LLC

1928 Sunset Harbour Drive

Miami Beach, FL 33139

Ladies and Gentlemen:

Reference is made to the Security Agreement dated as of January 19, 2024 (the “Security Agreement”) between Burtech LP LLC, as Debtor (the “Debtor”), and Bess Ventures and Advisory, LLC, as the Secured Party. Capitalized terms used but not defined herein have the meanings provided in the Security Agreement.

In connection with the pledge of the Collateral to the Secured Party by the Debtor, Blaize, Inc., a Delaware corporation (the “undersigned”) hereby represents, warrants and agrees as follows:

(i) The undersigned hereby consents to the transactions contemplated in the Loan Documents, including the grant of security in the Notes, the NPA, the Security Agreement (as defined in the NPA) and the other Collateral, and agrees that the grant of security interest and other rights in the Security Agreement are not dispositions subject to Section 5.2 of the Note Purchase Agreement or any other related provision of the agreements contained in the Collateral;

(ii) In accordance with the Debtor’s instructions, the undersigned has registered on its books and records the Secured Party’s security interest in the Notes; no other lien on such Notes is registered on the books and records of the undersigned. Upon receiving a notification duly executed by the Secured Party that the Collateral has been released, the undersigned shall promptly cancel on its books and records the Secured Party’s security interest in the Notes and provide to the Debtor a confirmation thereof;

(iii) The undersigned acknowledges and agrees that until the Obligations (other than inchoate indemnity obligations) are paid in full, the Debtor is prohibited from transferring, assigning or otherwise disposing of the Collateral except with the Secured Party’s prior written consent and further agrees it shall not permit the transfer of the Collateral on the books of the undersigned or otherwise consent to or effect any such transfer without the prior written consent of the Secured Party;

(iv) The undersigned shall deliver directly to the Secured Party at its address set forth in the Security Agreement, any and all instruments and/or certificates evidencing any right, and all securities issued to, or to be received by, the Debtor by virtue of its ownership of the Notes issued by the undersigned or upon exercise by the Debtor of any option, warrant or right attached to such Notes;

(v) After the occurrence of an Event of Default, the undersigned shall pay directly to the Secured Party any and all distributions or other payments (including repayments, repurchases or redemptions) which might be declared and payable (including any unpaid distributions accrued prior to the date hereof) on any of the Notes, any securities issued upon the conversion thereof, or any of the other Collateral issued by the undersigned;

(vi) After the occurrence of an Event of Default, upon the Secured Party’s written instructions, the undersigned shall register the transfer of such Notes and other Collateral to the Secured Party or its nominee, as applicable;

(vii) The Lender acknowledges and agrees that the Secured Party is a “Lender” pursuant to the NPA as of the date hereof and hereby waives all requirements set forth in Section 5.2 of the NPA or any other related provision of the agreements contained in the Collateral (including any further requirement to provide notice or the obligation to deliver an opinion of counsel) in connection with any transfer, assignment, sale or other disposition of the Collateral by the Secured Party to itself pursuant to clause (vi) above;

(viii) Other than the restrictions set forth in the NPA or restrictions in respect of state or federal securities laws, there are no restrictions governing its issuance, transfer, ownership or control of the Collateral; and

(ix) The undersigned will comply with the Secured Party’s instructions relating to the Notes without the need for further consent from Debtor. Notwithstanding the foregoing, until receipt of notice from the Secured Party to the contrary (a “Notice of Exclusive Control”), the undersigned may continue to comply with instructions of the Debtor with respect to the Collateral and Debtor may exercise any voting, consent, waiver or other rights provided under the Collateral, other than to the extent the foregoing would violate or contradict an express provision of this letter agreement or affect the Secured Party’s rights in the Collateral in a materially adverse manner. Upon receipt of any Notice of Exclusive Control, the undersigned and Debtor acknowledge and agree that Debtor shall have no further right to give instructions with respect to or exercise any voting, consent, waiver or other rights provided for under the Collateral, and the undersigned agrees it shall not comply with any such instructions or give effect to any such exercise of such rights.

The undersigned agrees that the undersigned will, at the Debtor’s expense, promptly execute and deliver all further instruments and documents and take all further action that the Secured Party may reasonably request in order to effect the foregoing and to enable the Secured Party to exercise and enforce its rights under this Agreement.

The Secured Party is hereby authorized, in connection with any sale of the Collateral issued by the undersigned, to deliver or otherwise disclose to any prospective purchaser of such Collateral any other information in the Secured Party’s possession relating to the undersigned or such Collateral.

This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This choice of law is made pursuant to New York General Obligations Law Section 5-1401.

[Signature Page to Follow]

Very truly yours,

BLAIZE, INC.,
a Delaware corporation

By:	/s/ Harminder Sehmi
Name:	Harminder Sehmi
Title:	CFO

ACKNOWLEDGED, CONSENTED AND AGREED TO:

BESS VENTURES AND ADVISORY, LLC,
a Florida limited liability company

By:	/s/ Lane Bess
Name:	Lane Bess
Title:	lane Bess

BURTECH LP LLC,
a Delaware limited liability company

By:	/s/ Shahal Khan
Name:	Shahal Khan
Title:	Ceo

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